Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY TO PURCHASE REMAINING MINORITY
INTEREST SHARES OF ITS LARGEST SUBSIDIARY FOR BETWEEN $14 AND $15 MILLION

Houston, Texas — July 16, 2004 — Sterling Construction Company, Inc. (AMEX: STV) (“Sterling” or “the Company”) today announced that the individual shareholders owning the 19.9% of its Sterling Houston Holdings subsidiary (“SHH”) not held by the Company have agreed to exercise their right to sell (“put”) those shares to the Company on July 19, 2004, the earliest date they are permitted to exercise that right under the July 2001 agreement pursuant to which the Company purchased 80.1% of SHH (the “Sterling Transaction”). The purchase by the Company is expected to be completed within the next several months, following which the Company will own 100% of SHH.

Pursuant to the July 2001 agreement, the purchase price of the SHH shares is computed as a multiple of SHH’s trailing twelve months’ EBITDA, with a minimum price of $12 million. Sterling anticipates that the purchase price will be in the range of $14 million to $15 million. The price will be satisfied by cash (currently forecast at $2.4 million), five-year notes for $6.4 million, and the balance in shares of the Company’s common stock valued at $4.00 per share. Assuming a put price of $14.5 million, the number of Sterling shares to be issued would be about 1,430,000.

The put also triggers the payment of approximately $7.9 million of the Company’s debt owed to management and others who funded the Sterling Transaction in 2001. The Company will pay this amount as well with a combination of cash (forecast at $2.3 million), five-year notes for about $4.7 million, and the balance with Sterling shares valued at $4.00 per share. Accordingly, approximately 215,000 shares will be issued as part of this debt repayment.

Maarten Hemsley, Sterling’s CFO, said that he was pleased that the Company will soon own 100% of SHH, a profitable business that has grown substantially since Sterling’s first investment in 1999, and that, as a result of the issuance of shares to satisfy a portion of the put and the debt repayment, the management of SHH will in the future own approximately 35% of Sterling on an undiluted basis. He also noted, “These transactions will give the Company greater financial flexibility through the issuance of shares to satisfy about $6.6 million of debt, and the issuance of five-year notes to satisfy other liabilities.” He said that the cash required to satisfy part of the put and debt repayment, currently forecast at $4.8 million, will be borrowed under existing bank facilities.

Sterling operates through two subsidiaries, Sterling Houston Holdings, Inc. (the “Construction Segment”), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Steel City Products, Inc. (the “Distribution Segment”), a distributor of automotive accessories, pet supplies and lawn and garden products based in Pittsburgh.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

Contact:
Sterling Construction Company, Inc., Houston
Maarten Hemsley, 781-934-2219
Or
Joseph Harper, 281-821-9091
Or
Investor Relations Counsel
The Equity Group Inc.
Linda Latman 212-836-9609
Sarah Torres 212-836-9611